Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203965) of Sunoco LP and in the related Prospectus of our report dated February 28, 2015, except for Note 2 as to which the date is April 30, 2015, with respect to the consolidated financial statements of Susser Holdings Corporation included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Houston, Texas

July 14, 2015